UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 24, 2007

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD.

On October 24, 2006, Advanced Micro Devices, Inc. (the “Company) entered into a credit agreement with Morgan Stanley Senior Funding, Inc., as Syndication Agent and Administrative Agent, Wells Fargo Bank, N.A., as Collateral Agent, and other lenders that may become party thereto from time to time (the “October 2006 Term Loan”). In connection with the October 2006 Term Loan the Company and certain of its subsidiaries (collectively referred to as the “Grantors”) entered into a collateral agreement in favor of Wells Fargo, as Collateral Agent (the “Collateral Agreement”). Under the Collateral Agreement, each Grantor granted Wells Fargo a security interest in certain collateral. In addition, the Grantors and Wells Fargo, as Collateral Agent, entered into a collateral trust agreement (the “Collateral Trust Agreement”) whereby Wells Fargo holds in trust the pledged collateral under the Collateral Agreement. The Collateral Trust Agreement is the principal document by which the holders of the Company’s 7.75% Senior Notes due 2012 (“7.75% Notes”) are secured equally and ratably with the lenders under the October 2006 Term Loan. Pursuant to the terms of the Indenture governing the 7.75% Notes, the Company currently has the ability to release the collateral from the security held by the noteholders.

Item 8.01 Other Events.

In a press release issued on April 24, 2007, Advanced Micro Devices, Inc. announced the pricing of its private placement of $2 billion aggregate principal amount of 6.00% convertible senior notes due 2015 to be issued to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated April 24, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2007	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 24, 2007.

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